Exhibit 99.1

Transcript of
Document Capture Technologies (DCMT)
Second Quarter 2009 Earnings Conference Call
August 19, 2009

Participants
Darren Minton, Trilogy Capital Partners, VP
David P. Clark, Document Capture Technologies, CEO
William Hawkins, Document Capture Technologies, President and COO
Carolyn Ellis, Document Capture Technologies, CFO

Presentation

Greetings and welcome to the Document Capture Technologies Second Quarter 2009 Financial Results Conference Call.  At this time all participants are in a listen only mode.  A brief question and answer session will follow the prepared presentation.  If anyone should require operator assistance during the call, please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  Ladies and gentlemen, one moment please while we begin our prepared presentation and remarks.  Thank you.

Darren Minton – Trilogy Partners – VP
I would like to thank everyone who has joined us for Document Capture Technologies Second Quarter 2009 Earnings Conference Call.  My name is Darren Minton with Trilogy Capital Partners.  I am joined here today by David P. Clark, CEO of Document Capture Technologies, William Hawkins, President and COO and Carolyn Ellis, CFO.  There are a number of items that we look forward to discussing with you this morning, including financial results for the second quarter 2009, recent company agreements as well DCT’s plans for the future.  At the conclusion of this call we will be answering any questions you may have during a brief Q&A session.  I also want to bring to your attention that a webcast and replay of this conference call will be available by following the link to Document Capture’s Investor Relations page which is contained in the press release announcing this call.

Before we get started I will take a moment to read the safe harbor statement.  This conference call contains forward-looking statements concerning Document Capture Technologies.  The actual results may differ materially depending on a number of risk factors including but not limited to general economic and business conditions, integration of acquisitions, existing competition.  Changes in the technology and the company’s ability to make future sales agreements as well as changes in government regulations and various other factors that are beyond the company’s control.  All forward-looking statements are specially qualified in their entirety by this cautionary statement and the risk factors detailed in the company’s filing with the SEC.  Document Capture undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.  With that, I would like to hand the call over to Document Capture’s CEO, Dave Clark.  Dave?

David P. Clark – Document Capture Technologies – CEO
Thanks Darren.  Good morning everyone.  I would like to offer an overview with respect to some of the activities during the quarter.  Afterwards, I will turn the discussion over to our CFO, Carolyn Ellis who will take you through the financials.  Finally, Bill Hawkins will give you a more detailed update on our mobile USB-powered Document Capture business.

For those new to Document Capture Technologies I will give a brief overview.  Document Capture is an IP driven leader in the design, development and sale of next generation mobile scanning technologies.  DCT provides more than 30 different products across five distinct categories which are distributed globally through private label solutions to leading tier 1 OEMs, VARs and systems integrators.  These include, to name a few, Unisys, Qualcomm, Brother, Punch Telematix and most recently NCR Corporation.  DCT has steadily grown and continues to grow its business in the retail, healthcare, security, financial and transportation markets.  We estimate that DCT and our licensees enjoy a majority share of the rapidly expanding USB-powered mobile scanner market.  DCT has shipped over 3.5 million scanners worldwide to date.

Despite the global economic downturn DCT was able to maintain revenue levels equivalent to last year’s results through successful new sales to some of our new major clients.  We were also able to see positive net income for the first time since the global economic crisis first hit us last year.  We believe these are positive indicators for the third quarter and the remainder of 2009.  In just a short period of time, DCT has contained its use of debt to that of occasional use for working capital and additionally we increased gross profit margins to 39% in the second quarter of 2009, up from 33% in the second quarter of 2008.  This has been accomplished amid unfavorable economic conditions, while at the same time introducing new high growth prospects expected to significantly impact the company’s revenues going forward.  We have experienced a number of significant newsworthy events this quarter and I believe that each of these achievements not only validates our business model and technologies, but opens substantial sales channels for our products and technologies worldwide.

At the beginning of the second quarter we announced a major landmark sales agreement with Unisys Corporation which includes products from our DocketPORT series which they are directing towards the Remote Deposit Capture or RDC market.  This announcement was later followed up by the news that DCT had begun initial shipments in May.  The addition of Unisys as a customer and the initial delivery of full production orders represent a significant opportunity for both Unisys and DCT in the burgeoning area of remote deposit for small businesses.  We believe that the relationship between Unisys and DCT will continue to expand to include additional DCT products and potentially unique products co-developed specifically for Unisys.

In April, we released details regarding a significant deal with Europe’s Punch Telematix which deploys our technology bundled with their car cube on-board computer system in the massive international transportation industry.  This plus our previously announced deal with Qualcomm for DCT’s product integration into their transportation business continues to blossom.  We are very excited about the potential for the transportation sector and expect it to lead to increased sales for DCT as the economy improves.

Lastly but certainly not least, our most recent announcement was made yesterday and represents a milestone agreement with the Fortune-500 Global technology company NCR Corporation to develop turn-key solutions for the remote deposit market place.  Both NCR and DCT will be developing exclusive transactional solutions to help satisfy RDC needs of an estimated 27 million small businesses in the United States with a checking account.  Needless to say we are extremely excited about this new partnership and will get into more of the details towards the end of this call.

I would now like to introduce Carolyn Ellis, our Chief Financial Officer.  She will provide an overview of our financial performance for the second quarter of 2009.  Carolyn?

Carolyn Ellis – Document Capture Technologies – CFO
Thanks Dave.  Good morning to all.  Let’s get right down to the financials.  Net sales for the second quarter ended June 30, 2009 were $3 million, compared to $3 million in net sales for the second quarter of 2008.  By capitalizing on several second quarter opportunities and increased sales efforts, DCT was able to maintain its revenue levels despite the overall economic downturn in the U.S. economy and the related slowdown of IT capital spending.  We are actively working with all of our customers to assist them in managing through these challenging economic times while at the same time adding new customers in unique or complimentary areas to compensate.

Cost of sales for the second quarter of 2009 decreased to $1.8 million, compared to $2 million for the same period in 2008.  This resulted in a gross profit of $1.2 million or 39% gross profit margin, compared to a gross profit of $983, 000 or 33% gross margin in the second quarter of 2008.  While gross margins increased it is important to note that gross margins can be impacted by the mix of products shipped during a certain period.  That being said, we continue to work towards and identify every opportunity to manage the balance between gross profits and increased revenues.  Cost of sales as a percentage of sales decreased during the second quarter of 2009 compared to the same period in 2008, and was in part due to a higher proportion of overall net sales being generated from our more feature-rich products and our continued efforts towards reducing the cost and delivery of our products.

Total operating expenses for the second quarter of 2009 were $1.1 million compared to $681,000 million in the second quarter of 2008.  Selling, general and administrative expenses increased to approximately $911,000 from $511,000, and research and development expenses increased to $202,000 from $170,000 in the comparable period of 2008.  The increase in sales, general and administrative expense was generally attributable to, (1) an increase in legal fees to aggressively defend current patents and to file for new patents and, (2) the increase in investor relations expenses as part of DCT efforts to increasing investor awareness.  The increase in research and development expense was attributable to the use of specialized engineering contractors to enhance our product development program and we anticipate that research and development expenses will continue to increase over the long-term as a result of the growth of demand for our unique variations of our products and the creation of next generation products and technologies specifically related to Document Capture.

GAAP net income available to common shareholders for the second quarter of 2009 was $53,000 compared to GAAP net income available to common shareholders of $746,000 for the second quarter of 2008.  Earnings before interest, taxes, depreciation and amortization or EBITDA in the second quarter of 2009 was $200,000 compared to EBITDA of $584, 000 in the second quarter of 2008.  Document Capture had cash and cash equivalents of $1.5 million, working capital of $1.6 million at a current ratio of 1.7:1 at June 30, 2009 as compared to cash and cash equivalents of $405,000, working capital of $1.8 million and a current ratio of 2.3:1 at December 31st, 2008.

Now I will turn the call over to Bill Hawkins for a more in-depth discussion of where our Document Capture business is going.  Bill?

William Hawkins – Document Capture Technologies – President and COO
Thanks Carolyn.  I will try to give everyone some insight into the market place and the current progress of our product roadmap.  There is no shortage of opportunities in the market place for applications in integration of our mobile, lightweight USB-powered scanners and our products.  We see significant growth opportunities in healthcare, security, transportation and financial transactions specifically remote deposit capture.  Our primary focus over the coming months is to expand our sales contracts with existing customers including Unisys, Qualcomm, Brother Mobile Solutions and NCR Corporation just to name a few, while aggressively seeking new and unique contracts to compliment our sales pipeline going forward.  These contracts, both existing and new, are expected to bring significant revenue in the third and fourth quarters of this year.  In fact, we can already say that the second half is on pace to exceed the first half in both revenue and net income levels.

Now let me delve more deeply into a few of the exciting verticals that Document Capture is actively developing.  Remote Deposit Capture or RDC is the result of U.S. check 21 legislation which allows the digital clearing of checks and represents a very significant opportunity for DCT and our products.  RDC is in its infancy and it is anticipated to grow exponentially over the coming years.  We anticipate Document Capture’s low-cost USB-powered terminals will be a significant catalyst in driving mass utilization of RDC.  Recent industry numbers point towards 600,000 RDC seats to be adopted by the end of 2009 and project 3.5 million by 2011.

Case in point is our recently announced agreement with NCR Corporation.  We believe that the yet untapped market opportunity for RDC in small and medium-sized business markets will include the 27 million small businesses in the U.S. with a checking account.  NCR is aggressively going forward with plans to extend its best of class self-service suite and provide a low-cost RDC option to its customers who are largely financial institutions.  These institutions find that the decreased time to deposit and the convenience of RDC is a great way to attract small business customers looking to increase the efficiencies and save trips to the bank amid the recession.  Our agreements with Unisys and NCR stand to gain significant traction in the RDC market.  As can be seen, DCT is broadening its relationships with some of the largest players in the industry and has opened significant opportunities to address RDC and various other verticals with our cost-effective remote capture terminals.

The transportation and logistics vertical is another exciting market for DCT’s products.  We first announced a significant entrance into this vertical with our Qualcomm deal in 2008 and more recently a contract with Punch Telematix which is a significant player in Europe.  Each validates our aggressive growth plans for the in-cab Document Capture market where businesses are able to scan invoices, bills of lading and other critical logistical documents directly to headquarters from the road, saving costs in the back office and decreasing the time to declaring deliveries shipped and expediting cash flows.

I would be remised not to mention the healthcare vertical which has been a perennial generator and a lead contributor to the revenues for DCT over the past several years.  Insurance fraud related to identity verification and general office management have driven our product’s integration into this market for years.  Going forward, these costs savings and efficiency applications combined with the move towards digitalization of healthcare documents can and will be enhanced by the ability to better manage co-pays via check through the integration of RDC to these existing and expanding solutions.

Given these strong opportunities and competitive positioning, we believe that our outlook for the second half of 2009 is extremely promising for both the additional contract possibilities and continued growth revenue.  Now I will hand the call back to Dave for his closing remarks.  Dave?

David P. Clark – Document Capture Technologies – CEO
Thanks Bill.  On behalf of the management team and everyone at Document Capture Technologies, we are excited about the recent agreements we have closed with some of the largest players in the remote deposit capture market and we are bullish on the ongoing and growing demand for our mobile USB-powered terminals.  We have excellent, loyal customers and an outstanding reputation in the marketplace.  In addition, the strength of our balance sheet continues to work to our advantage.  We are optimistic about our growth prospects going forward due to new shipments of products relating to our aforementioned agreements with Qualcomm, Unisys, Punch Telematix and most recently NCR Corporation.  During the beginning of the recession we successfully managed through the transition and realignment of our overall business including the elimination of all debt in 2008 and now we are excited about prospects and those of our product category for the balance of 2009 and beyond.

In conclusion, let me say that the progress Document Capture has made during what can only be described as the worst economy in a generation, is in my opinion, a tribute to the focused business plan, strict cost controls and superior technology of DCT.  We are aggressively pursuing client deals worldwide with exactly the type of globally recognized names I have mentioned here today.  DCT plans to introduce three new products by the end of 2009 and is focused on developing and delivering new unique solutions to meet the expanded needs of our customers.

One important point I would like everyone to take away from this call is our extremely unique position in the market place.  DCT has the cheapest full page duplex remote deposit capture device in the market place today.  As you can see by the recent string of agreements with some of the largest players in the industry, firms like NCR, Qualcomm and Unisys, they are clamoring to deliver a low-cost effective entry-level scanning terminal solution.  What is interesting about all of this is that by selling OEM versions of our terminals we benefit from the increased exposure of our technology by its use in their unique applications and solutions.  The more ways our products can be packaged, marketed and sold the closer all of us get to satisfying the demand of the 27 million small businesses in the United States with a checking account.

Needless to say, we are excited about our future growth potential.  We recognize that creating awareness of DCT’s incredible accomplishments while keeping our current shareholders informed is an important part of our job.  By expanding our shareholder base and continuing to deliver solid accomplishments, we expect to grow our market dominance and continue to deliver constant and growing shareholder returns.

I thank you for your attention and believe that Document Capture has positioned itself for impressive growth going forward and that there is much more to come in the future.  To stay in touch you can visit our web site at www.docucap.com.  That concludes our prepared remarks and I thank you for your time today.  We look forward to your questions.  Operator?

Operator
Thank you.  We will now be performing a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  One moment please while we poll for questions.  Once again ladies and gentlemen to ask a question please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  Our first question comes from the line of Patrick Murphy with Murphy Analytics.  Please proceed with your question.  Your mike is now live.

<Q>:  Hi Dave, I wanted to see if you could talk about the pricing of alternative solutions for the NCR terminals?

David P. Clark – Document Capture Technologies – CEO
Hi Patrick, how are you?

<Q>:  Fine.

David P. Clark – Document Capture Technologies – CEO
Pricing varies depending on the application and how robust it is from a software standpoint and basically what the end-user is utilizing from the full package or suite.  If we speak directly towards the actual hardware components, we are looking at a lower-end price point within the $400 range as being just the hardware component without the added software and back-end emphasis that both NCR and Unisys provide.

<Q>:  Okay, great.  Is it possible to estimate what kind of penetration there has been of the 27 million small businesses?

David P. Clark – Document Capture Technologies – CEO
Not at this point.  The industry known as RDC is very much in its infancy.  It has taken some time to take hold basically, and we along with our partners believe that one of the key contributors to that slow penetration has been the higher price point of the actual solution.  So we do believe that this lower price point, ours being roughly 1/2 to 2/3 of the closest competitor, will enhance penetration and acceptance of RDC among smaller businesses.

<Q>:  Okay, great.  Thank you.

David P. Clark – Document Capture Technologies – CEO
Thank you, Patrick.

Operator
There are no further questions at this time.  I would like to turn the floor back over to management for any closing comments you may all have.

David P. Clark – Document Capture Technologies – CEO
We would just like to thank everybody for participating today and for their interest in Document Capture Technologies, bearing with us during transitional periods and maintaining their support and confidence in both the management team and the product and technology that we provide.  Once again, thank you very much and we look forward to further updates and further advancements of DCT.  Thank you very much.

Operator
Ladies and gentleman this concludes today’s teleconference.  You may disconnect your lines at this time.  We thank you all for your participation.  May you all have a wonderful day.  Thank you.